Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) would be competitively harmful if publicly disclosed.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT (“Agreement”) is made and entered into this 30th day of July, 2021 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 53 Beach Street, New York, New York 10013 (“Agent”). Seller is the owner of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the “Work”). Seller is the only legal and beneficial owner of the Work. Seller is acting on behalf of itself and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 064 Segregated Portfolio (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Six Million One Hundred Fifty Thousand Dollars ($6,150,000) (the “Purchase Price”). The full Purchase Price shall be paid no later than one-hundred and twenty (120) days from the Effective Date. The Purchase Price shall be paid by Buyer or Agent (or a combination of Buyer and Agent) to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit A, which shall be verbally confirmed by Alannah Bulger on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on the completion of the Treatment and Repackaging as set forth below:

3. Treatment and Repackaging.

(i) Within ten (10) business days from the Effective Date, Seller will make arrangements for the Work to first be unstretched and the strip lining of the canvas redone by Corey D’Augustine Conservation (“Conservator”). Should Corey D’Augustine be unable to carry this out for any reason, then a professional of similar qualifications and expertise will be hired, subject to mutual approval by Agent and Seller. When the strip lining of the Work has been redone, the Work shall be stretched onto a new support by Simon Liu that has been designed and constructed by Simon Liu Inc, with an address at 280 24th St, Brooklyn, NY 11232. Should Simon Liu and Simon Liu Inc. be unable to carry out these acts for any reason, then a professional of similar qualifications and expertise will be hired. These aforementioned adjustments to the Work are herein referenced as (“Treatment”). Modifications to Treatment shall be agreed to in writing by Agent and Seller. Seller shall be responsible for paying for all costs and expenses associated with Treatment. Treatment reports shall be prepared by Corey D’Augustine and Simon Liu, respectively, and shall indicate a full assessment of the Treatment along with images and detailed descriptions (“Treatment Reports”), will be provided to the Agent promptly following the completion of Treatment.

(ii) Seller shall arrange and pay for the preparation of a new travel-ready crate for the Work within five (5) days following the completion of Treatment (“Repackaging”) at the sole cost and expense of Seller. Repackaging will be completed prior to the Closing Date, provided that the Closing Date may be extended by Seller if it becomes impracticable to complete the Repackaging and a new timeline for the completion of Repackaging has been approved by Agent in writing.

Art Purchase Agreement

4. REPRESENTATIONS AND WARRANTIES.

4.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 8 below) that:

4.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the Certification (as defined in Section 5 below), as well as the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

4.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

4.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

4.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Seller does not have knowledge of any facts or circumstances likely to give rise to any Claims.

4.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

4.1.6. The condition of the Work is, and shall be upon the Pre-Shipment Inspection (as defined in Section 11), in the same condition reflected in the Condition Report (as defined in Section 11) and the Treatment Reports. If the condition of the Work is not in the same condition set forth in the Condition Report and the Treatment Reports, as applicable, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price.

4.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

4.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

4.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach by Seller of any provision of this Agreement, or the actual falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

4.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

5. CONDITIONS TO CLOSING. The obligation of Agent to pay the full Purchase Price on the Closing Date shall be conditioned on the completion of the Treatment and Repackaging and Agent’s receipt of the fully executed certification (“Certification”) annexed as Exhibit D to this Agreement. The Certification must be signed by an authorized officer of the Seller and dated as of the Closing Date prior to payment of the Purchase Price.

Art Purchase Agreement

6. STORAGE AND CARE OF THE WORK.

6.1. The Work is currently stored at fine art storage UOVO located at Queens Plaza, 41-54 22nd St., Long Island City, NY 11101 (the “Storage Location”). The Work will remain at the Storage Location until the Work is packed and shipped for delivery to the Delivery Location (as defined in Section 9.1). Seller shall notify Agent prior to any relocation of the Work.

6.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is shipped from the Storage Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without notifying Agent prior to such conservation or restoration.

7. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) shipment of the Work from the Storage Location and (ii) payment by Buyer of the full Purchase Price.

8. TITLE. The “Closing Date” shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, Seller will transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Certification prior to payment and a signed copy of the Bill of Sale upon receipt of payment. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

9. DELIVERY AND EXPENSES.

9.1. Within three (3) business days after the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Seller’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

9.2. Seller shall be responsible for arranging packing and shipping the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller within ten (10) business days for all third-party costs and expenses relating to shipping the Work from the Storage Location to the Delivery Location pursuant to this Agreement, provided that all shipping costs shall be approved in advance in writing by Agent (such approval not to be unreasonably withheld or delayed).

10. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

11. INSPECTION. The Work was inspected by Agent and Corey D’Augustine on July 16, 2021 at the Storage Location and a condition report was prepared, attached hereto as Exhibit C (“Condition Report”). Immediately prior to shipment of the Work from the Storage Location, Agent will be permitted to inspect the Work and the new travel-ready crate at the Storage Location (the “Pre-Shipment Inspection”) to ensure that the new travel-ready crate is in good condition and the condition of the Work matches either the Condition Report or the Treatment Reports, as applicable. As Treatment will alter the condition of the Work from that in the Condition Report, the Treatment Reports will be used to assess that the condition of the Work has not changed during the period from and after the Treatment to the Pre-Shipment Inspection.

Art Purchase Agreement

12. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

13. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:
MASTERWORKS GALLERY, LLC

BY:
ITS:

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

INVOICE

Art Purchase Agreement

EXHIBIT B

BILL OF SALE

Dated: _______________, 2021

Sold by:	[***]	(“Seller”)

Sold to:	Masterworks Cayman SPC On behalf of its 064 Segregated Portfolio 53 Beach Street New York, New York 10013	(“Buyer”)

Artist:		(the “Work”)
Title:
Year:
Medium:
Dimensions:
Retail Price:
NY Sales Tax:
Purchase Price:

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated July 30, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS:

Art Purchase Agreement

EXHIBIT C

CONDITION REPORT

Art Purchase Agreement

EXHIBIT D

CERTIFICATION

I, _________________________________, as a duly authorized officer of Seller, hereby certify and agree that the representations and warranties set forth in Section 4 of the Art Purchase Agreement dated July 30, 2021, between the Seller, [***], and Agent, Masterworks Gallery, LLC, as agent for Buyer, Masterworks Cayman SPC, on behalf of its 064 Segregated Portfolio, (the “Agreement”) are true and correct as of the date hereof and that all covenants and obligations of Seller under the Agreement required to be performed as of the Closing Date have been performed in all material respects.

Acknowledged and Agreed:

Name:
Title: